EXHIBIT 10-41

Portions of this document have been redacted and filed separately with the Securities and Exchange Commission.  Redacted sections marked with “*****.”

CREDIT AGREEMENT

Dated as of June 5, 2008,

By And Among

COMMUNICATION INTELLIGENCE CORPORATION
as Borrower,

THE LENDERS PARTY HERETO

AND

SG PHOENIX LLC
As Collateral Agent

                                                                                                                                               EXHIBIT 10-41

                                                                                                                                                Page
SECTION 1.	AMOUNTS AND TERMS OF LOANS	1
1.1	Loans	2
1.2	Interest.	3
1.3	Use of Proceeds	3
1.4	Fees and Expenses	4
1.5	Payments	4
1.6	Repayments of Loans	5
1.7	Loan Accounts	7
1.8	Taxes	7
1.9	Warrants	8
1.1	Term of This Agreement	8
SECTION 2.	AFFIRMATIVE COVENANTS	8
2.1	Compliance With Laws	8
2.2	Maintenance of Books and Records; Properties; Insurance.	9
2.3	Inspection; Lenders’ Meeting	9
2.4	Legal Existence, Etc	10
2.5	Use of Proceeds	10
2.6	Authorized Common Stock	10
2.7	Further Assurances; Notices of Acquisition of Property	10
2.8	Taxes and other Government Charges	10
SECTION 3.	NEGATIVE COVENANTS	11
3.1	Indebtedness	11
3.2	Liens and Related Matters	11
3.3	Investments	12
3.4	Contingent Obligations	12
3.5	Restricted Junior Payments	12
3.6	Restriction on Fundamental Changes	12
3.7	Disposal of Assets or Subsidiary Stock	12
3.8	Transactions with Affiliates	12
3.9	Management Fees	13
3.10	Conduct of Business	13
3.11	Fiscal Year	13
3.12	Subsidiaries; Partnerships	13
3.13	Modification of Agreements	13
3.14	Board of Directors	13
3.15	Management of Borrower	13
3.16	Investment Company Act; Public Utility Holding Act	13
SECTION 4.	FINANCIAL COVENANTS AND REPORTING	14
4.1	Reports and Covenants	14
4.2	Accounting Terms; Utilization of GAAP	16
SECTION 5.	REPRESENTATIONS AND WARRANTIES	16
5.1	Disclosure	16
5.2	No Material Adverse Effect	17

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EXHIBIT 10-41

                                                                                                                                                                                                                                        Page
5.3	Organization, Powers, Authorization and Good Standing	17
5.4	Compliance with Applicable Law	17
5.5	Tax Returns and Payments	18
5.6	Environmental Matters	18
5.7	Financial Statements	18
5.8	Intellectual Property	19
5.9	Litigation, Investigations, Audits, Etc.	19
5.10	Employee Labor Matters	20
5.11	Employee Benefit Plans	20
5.12	Perfection and Priority	20
5.13	Solvency	20
5.14	Investment Company Act; Federal Regulations	20
5.15	Material Contracts	21
5.16	Title to Properties	21
5.17	Subsidiaries and Affiliates	21
5.18	Filings	21
5.19	Insurance	22
5.20	Approvals	22
5.21	Internal Accounting Controls	22
5.22	Foreign Corrupt Practices	22
5.23	Representations and Covenants Made to the Investors	23
SECTION 6.	EVENTS OF DEFAULT AND RIGHTS AND REMEDIES	23
6.1	Events of Default	23
6.2	Acceleration	26
6.3	Rights of Collection	26
6.4	Consents	26
6.5	Performance by Lenders or Collateral Agent	27
6.6	Set Off and Sharing of Payments	27
6.7	Application of Payments	27
6.8	Rescission	27
SECTION 7.	CONDITIONS TO LOANS	28
7.1	Executed Loan Documents	28
7.2	Executed Debt Refinancing Documents	28
7.3	Certificate of Designations	28
7.4	Cancelled Notes	28
7.5	Representations and Warranties	28
7.6	Covenants	28
7.7	No Default	29
7.8	Lien Priority	29
7.9	No Litigation	29
7.10	Fees and Expenses	29
7.11	Closing Certificates; Opinions	29
7.12	Collateral	30
7.13	Insurance	30
7.14	Consents	30
7.15	No Injunction, Etc.	30

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EXHIBIT 10-41

                                                                                                                                                                                                                                        Page
7.16	Fees, Expenses, Taxes, Etc.	31
7.17	Proceedings and Documents	31
7.18	Other Deliveries	31
7.19	Post-Closing Deliveries	31
SECTION 8.	INTERCREDITOR PROVISIONS	32
8.1	Appointment, Powers and Immunities of Agents	32
8.2	Reliance	33
8.3	Non-Reliance	33
8.4	Defaults; Material Adverse Effect	33
8.5	Successor Agent	34
8.6	Authorization	34
8.7	Other Roles	34
8.8	Amendments and Waivers	35
SECTION 9.	MISCELLANEOUS	35
9.1	Indemnities	35
9.2	Notices	36
9.3	Failure or Indulgence Not Waiver; Remedies Cumulative	37
9.4	Marshaling; Payments Set Aside	37
9.5	Severability	37
9.6	Headings	37
9.7	Applicable Law	37
9.8	Successors and Assigns	38
9.9	Participations	38
9.10	No Fiduciary Relationship	38
9.11	Construction	38
9.12	Confidentiality	39
9.13	Consent to Jurisdiction and Service of Process	39
9.14	Waiver of Jury Trial	40
9.15	Survival of Warranties and Certain Agreements	40
9.16	Entire Agreement	40
9.17	Counterparts; Effectiveness	40
SECTION 10.	DEFINITIONS	41
10.1	Certain Defined Terms	41
10.2	Other Definitional Provisions	49

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EXHIBIT 10-41

SCHEDULES

Schedule 1.1(a)                           Loans
Schedule 1.3                                Repayment of Outstanding Debt
Schedule 2.2(b)                           Insurance
Schedule 3.1                                Indebtedness/Liens
Schedule 5.3(a)                           Organization and Powers
Schedule 5.3(c)                           Qualification to Transact Business
Schedule 5.4                                Compliance with Applicable Law
Schedule 5.6                                Environmental Matters
Schedule 5.8                                Intellectual Property
Schedule 5.9                                Litigation, Investigations, Audits, Etc.
Schedule 5.10                              Employee Labor Matters
Schedule 5.15                              Material Contracts
Schedule 5.16                              Owned and Leased Property
Schedule 5.17(a)                         Subsidiaries and Affiliates
Schedule 5.17(b)                         Inventory and Equipment
Schedule 5.18                              Filings

EXHIBITS

Exhibit 1.1(a)                                Form of Note
Exhibit 1.2(b)-1                            Form of Additional Note
Exhibit 1.2(b)-2                            Form of Additional Warrant
Exhibit 1.9                                    Form of Warrant
Exhibit 4.1(b)                               Form of Compliance Certificate
Exhibit 10.1(ccc)                          Form of Pledge and Security Agreement

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EXHIBIT 10-41
INDEX OF DEFINED TERMS

Defined Term	Defined in Section
1933 Act	§5.18
1934 Act	§2.3
1940 Act	§3.16
Accounting Changes	§4.2
Additional Note	§1.2(b)
Additional Warrant	§1.2(b)
Affiliate	§10.1
Agreement	§10.1
Applicable Law	§10.1
Asset Disposition	§10.1
Bankruptcy Code	§10.1
Borrower	Preamble
Business Day	§10.1
Capital Lease	§10.1
Cash Equivalents	§10.1
Change of Control	§6.1(s)
Closing Date	§10.1
Collateral	§10.1
Collateral Agent	§8.1(a)
Common Stock	§10.1
Compliance Certificate	§4.1(b)
Contingent Obligation	§10.1
Control	§10.1
Debt Refinancing	§10.1
Debt Refinancing Documents	§10.1
Default	§10.1
Engmann	Preamble
Environmental Laws	§10.1
Evaluation Date	§5.21
Event of Default	§6.1
GAAP	§10.1
Goodman	Preamble
Governmental Authority	§10.1
Indebtedness	§10.1
Indemnitees	§9.1
Initial Warrants	§1.9
Intellectual Property Rights	§5.8
Investment	§10.1
Investors	§10.1
IRC	§10.1
Lender(s)	Preamble
Lien	§10.1
Loan(s)	§1.1(a)

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EXHIBIT 10-41

Loan Documents	§10.1
Majority Lenders	§10.1
Material Adverse Effect	§10.1
Material Contracts	§10.1
Maturity Date	§10.1
Net Proceeds	§10.1
Note(s)	§1.1(a)
Obligation(s)	§10.1
Permitted Encumbrances	§10.1
Person	§10.1
Phoenix	Preamble
Pledge and Security Agreement	§10.1
Purchase Agreement	§10.1
Real Property	§5.6
Registration Rights Agreement	§10.1
Restricted Junior Payment	§10.1
SEC	§10.1
Secured Party or Secured Parties	§10.1
Security Documents	§10.1
Security Interest	§10.1
Series A Preferred Stock	§10.1
Subsidiary	§10.1
Warrant(s)	§10.1

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EXHIBIT 10-41

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of June 5, 2008, by and among COMMUNICATION INTELLIGENCE CORPORATION, a Delaware corporation having an address at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065 (“Borrower”) and PHOENIX VENTURE FUND LLC, a Delaware limited liability company having an address at 110 East 59th Street, Suite 1901, New York, New York 10022 (“Phoenix”), Michael Engmann, an individual having an address at 38 San Fernando Way, San Francisco, California 94127 (“Engmann”) and Ronald Goodman, an individual having an address at 31 Tierra Verde Court, Walnut Creek, California 94598 (“Goodman”) (each of Phoenix, Engmann and Goodman individually, a “Lender,” and collectively, the “Lenders”).  Capitalized terms shall have the meanings given to them in Section 10.1 below.

R E C I T A L S:

WHEREAS, Lenders have agreed to finance the Loans to the Borrower upon the terms  and for the uses as provided in the Loan Documents; and

WHEREAS, Borrower will have access to additional working capital as a result of the Loans; and

WHEREAS, certain proceeds of the Loans will be used to refinance loans due and payable on May 15, 2008 to certain of the Lenders as set forth on Schedule 1.3 pursuant to the Debt Refinancing; and

WHEREAS, Lenders are prepared to make the Loans available to the Borrower only upon consummation of the Debt Refinancing by the Investors; and

WHEREAS, Borrower intends to secure all of its Obligations under the Loan Documents by granting to Lenders a first priority Security Interest in and Lien upon the Collateral; and

WHEREAS, Borrower intends to further secure all of its Obligations under the Loan Documents by granting to Lenders a pledge of all of its shares of capital stock,

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree, as follows:

SECTION 1. AMOUNTS AND TERMS OF LOANS

1.1 Loans
.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of Borrower contained herein and in the other Loan Documents:

(a) Loans to Borrower.  Lenders agree to lend to Borrower, on the Closing Date, an aggregate of Three Million Six Hundred Thirty-Seven Thousand Five Hundred Dollars ($3,637,500), each Lender to lend the amount set forth opposite its name on Schedule

EXHIBIT 10-41

 1.1(a) (individually, each a “Loan,” collectively, the “Loans”); provided all conditions precedent set forth in Section 7 are satisfied or waived.  Amounts borrowed under this Section 1.1(a) that are repaid or prepaid may not be reborrowed.  Borrower shall execute and deliver to each Lender a Note in the amount of such Lender’s Loan in the form attached to this Agreement as Exhibit 1.1(a) (together with any Notes issued pursuant to Section 1.2(b)), dated as of the Closing Date.

(b) Advances

.  The Loans will be made available (i) with respect to the Loans by Phoenix, by wire transfer of immediately available funds to such account or accounts as may be authorized by Borrower, less amounts for fees, and (ii) with respect to the Loans by Engmann and Goodman, by termination of Borrower’s obligations under such Lenders’ respective loans, as evidenced by the related promissory notes due May 15, 2008, including the accrued and unpaid interest thereon through May 31, 2008, as set forth on Schedule 1.3.  Each of Engmann and Goodman, by accepting his respective Note hereunder, acknowledges and agrees that such Note has been tendered by Borrower, and accepted by him, as full payment and satisfaction for Borrower’s obligations under his respective promissory note due May 15, 2008 as set forth on Schedule 1.3 hereto, including accrued and unpaid interest through May 31, 2008, and, upon the occurrence of the Closing and the delivery to each such Lender of his respective Note hereunder, plus payment of an amount equal to interest on such promissory note from (and including) June 1, 2008 to (but excluding) the Closing Date, each of Engmann and Goodman acknowledge and agree that all obligations, liabilities, covenants and agreements of Borrower under his respective promissory note due May 15, 2008 described on Schedule 1.3, and Borrower’s related obligations under that certain Note and Warrant Purchase Agreement, dated as of August 10, 2006, pursuant to which such promissory notes were issued, are terminated and cancelled and are of no further force or effect.

1.2 Interest.

(a) Interest

.  Commencing as of the Closing Date, the Loans shall accrue interest on a monthly basis at a rate equal to (i) eight percent (8%) per annum until the Maturity Date.

(b) Calculation and Payment

.  Interest on the Loans shall be calculated on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed.  The date of payment of any Loan or interest on any Loan shall be excluded from the calculation of interest.  Interest accruing on each Loan is payable in arrears on each of the following dates or events: (i) the last day of each calendar quarter commencing on June 30, 2008; (ii) the prepayment of such Loan (or a portion thereof); and (iii) the Maturity Date.  Such interest may be paid in cash or, at the option of Borrower, interest may be paid in kind by adding the amount of such interest to the principal amount of each Loan (each Lender’s Loan to be ratably increased) on the applicable interest payment date, which will accrue interest pursuant to Section 1.2(a) or Section 1.2(c), as applicable, and issuing to each Lender (i) an additional note in the amount of the ratable increase of such Lender’s Loan in substantially the form attached as Exhibit 1.2(b)-1 (each, an “Additional Note”) and (ii) an additional warrant substantially in the form attached as Exhibit 1.2(b)-2 to purchase up to the number of shares of Common Stock obtained by dividing the amount of the ratable increase in such Lender’s

EXHIBIT 10-41

Loan by 0.14 (each, an “Additional Warrant”).  In the event that interest is not timely paid pursuant to this Section 1.2(b) on the applicable interest payment date, such interest payment shall be paid in kind and shall be added to the principal amount of each respective Lender’s Loan no later than the Business Day following the applicable interest payment date, and the Borrower shall issue the applicable Additional Notes and Additional Warrants as provided herein.  Borrower shall, in connection with the issuance of Additional Warrants pursuant hereto, take all actions (including the reservation of shares of Common Stock) required pursuant to the terms of such Additional Warrants.  Notwithstanding the foregoing, Borrower shall not have an option to pay interest in kind in the event that Borrower does not have sufficient authorized, unissued and unreserved Common Stock to fully reserve shares of Common Stock for issuance upon exercise of the Additional Warrants or is otherwise unable to comply with the terms of the Additional Warrants.

(c) Default Rate of Interest

.  At the election of the Majority Lenders, upon the occurrence of an Event of Default and for so long as it continues, all Loans and other Obligations shall bear interest at the highest rate permitted by Applicable Law.

(d) Excess Interest

.  Notwithstanding anything to the contrary set forth herein, the aggregate interest, fees and other amounts required to be paid by Borrower to Lenders is hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to Lenders for the use or the forbearance of the Obligations evidenced hereby exceed the maximum permissible under Applicable Law.  If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time performance of such provision shall be due, shall involve exceeding the limit permitted by Applicable Law then the Obligation to be fulfilled shall automatically be reduced to the limit permitted, and if under or from any circumstances whatsoever, Lenders should ever receive as interest any amount which would exceed the highest lawful rate, the amount of such interest that is excessive shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest.  In the event of a conflict, this provision shall control every other provision of this Agreement and all provisions of every other Loan Document.

1.3 Use of Proceeds

.  Borrower agrees that the proceeds of the Loans shall be used only in accordance with the following: (1) to refinance the loans due and payable on May 15, 2008 to certain of the Lenders as set forth on Schedule 1.3 hereto pursuant to the Debt Refinancing, (2) for working capital and general corporate purposes, in each case in the ordinary course of business and (3) to pay fees and expenses in connection with the Debt Refinancing, including the fees and expenses hereunder.  In no event shall the proceeds of working capital Loans be used to (i) make distributions, or (ii) make a contribution to the capital of any Subsidiary of the Borrower.

1.4 Fees and Expenses.

(a) Borrower agrees to pay promptly all fees, costs and expenses (including legal fees, due diligence costs, expenses of attorneys and costs of advisers, counsel, accountants and other experts, if any) incurred by Lenders, Investors, Collateral Agent and/or any Affiliate, member or related party of any Lender, Investor or Collateral Agent in connection with (i) the Debt Refinancing, (ii) any matters contemplated by or arising out of the Loan Documents and the Purchase Agreement, (iii) the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein or otherwise in connection with the Debt Refinancing; (iv) the continued administration of the Loan Documents, including any such fees, costs and expenses incurred in perfecting, maintaining, determining the priority of and releasing any security, any tax (of the type discussed in Section 7.16) payable in connection with

EXHIBIT 10-41

any Loan Document or other Debt Refinancing Document and any amendments, modifications and waivers thereof; (v) any amendment, supplement, waiver or modification of any of the Loan Documents or other Debt Refinancing Documents, unless both (1) such amendment, supplement, waiver or modification is made at the request and for the sole benefit of any Lender and (2) no Event of Default has occurred and is continuing, in which case each Lender shall be responsible for its related fees, costs and expenses; and (vi) any Default and any enforcement or collection proceeding resulting therefrom or any workout or restructuring of any of the transactions hereunder or under any other Debt Refinancing Document or contemplated hereby or thereby or any action to enforce any Loan Document or other Debt Refinancing Document or to collect any payments due from Borrower hereunder or thereunder.

(b) The Borrower shall pay at Closing to or at the direction of Phoenix a restructuring fee of one hundred thousand dollars ($100,000).

(c) The aggregate amount of fees and expenses accrued under Section 1.4(a) as of the Closing Date shall be paid by Borrower at Closing.  All post-Closing fees, costs and expenses for which Borrower is responsible shall be immediately due and payable and deemed part of the Obligations when incurred and shall be secured by the Collateral.  Following an Event of Default, any fees, costs and expenses which are not paid within thirty (30) days of presentment may be debited and added to the principal amount of the applicable Loans without notice.

1.5 Payments.

(a) Funds.  All payments by Borrower of the Obligations shall be made in same day funds and delivered to each Lender by wire transfer to the following account or such other place as such Lender may from time to time designate:

EXHIBIT 10-41

If to Phoenix:

Citibank N.A.
666 Fifth Avenue, 6th Floor
New York, New York 10103
Attn: H. Alex Trejo at Citi Private Bank

ABA *****

for account ***** for the account of SG Phoenix LLC

If to Engmann:

Bank of the West
180 Montgomery St. 3rd Floor
San Francisco, California 94104
Attn: Daniel Tondeau or Jennifer Avi
ABA *****
for account ***** for the account of Michael W. Engmann

If to Goodman:

Wells Fargo Bank

1499 North Main Street

ABA *****

for account ***** for the account of Ronald Goodman or Janet Goodman

(b) Credit.  Borrower shall receive credit on the day of receipt for funds received by Lender by 1:00 p.m., New York, New York time, on any Business Day.  Funds received after 1:00 p.m., New York, New York time, on any Business Day shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be due on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(c) Payment Set Aside.  To the extent Borrower, or any other Person on behalf of Borrower, makes a payment or payments to a Lender in order to satisfy any amount of Borrower’s Obligations, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, or any combination of the foregoing (whether by demand, litigation, settlement or otherwise), then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be reinstated and continued in full force and effect as if such payment or proceeds had not been received by such Lender.

1.6 Repayments of Loans.

EXHIBIT 10-41
(a) Scheduled Repayments of Loans.  Borrower shall repay the aggregate outstanding principal balance of the Loans on and by the Maturity Date.  All repayments of the Loans shall be applied in accordance with Section 1.6(f), and shall be accompanied by accrued interest on the amount repaid.

(b) Voluntary Prepayment of Loans.  Upon three (3) Business Day’s prior notice, Borrower may prepay the Loans, in whole or in part.  All prepayments shall be in a minimum amount of at least One Hundred Thousand Dollars ($100,000) or such other lesser amount as may equal the then outstanding aggregate principal amount of the Loans.  All prepayment notices shall be irrevocable.  All prepayments shall be applied pro rata to each Loan and shall be remitted to each respective Lender.  All prepayments shall be accompanied by accrued interest on the amount prepaid plus any applicable breakage fees, and any amount so repaid may not be reborrowed.

(c) Repayments from Insurance Proceeds.  Immediately upon their receipt, Borrower shall repay the Loans in an amount equal to all Net Proceeds constituting insurance proceeds from any Asset Disposition received by Borrower or any of its Subsidiaries; provided, however, that Borrower shall not be required to so apply an amount of such Net Proceeds up to One Hundred Thousand Dollars ($100,000) in any calendar year if the following requirements are satisfied: (i) such proceeds are pledged to Lender, (ii) no Event of Default has occurred and is continuing, and (iii) Borrower or such Subsidiary has taken steps in good faith and customary in its industry to replace the damaged Collateral and in any event such replacement or restoration has occurred within two hundred and seventy (270) days of receipt by Borrower or such Subsidiary of such proceeds.  All such repayments (other than prepayments under Section 1.6(b) as contemplated in this Section 1.6) shall be applied in accordance with Section 1.6(f).

(d) Repayments from Certain Asset Dispositions.  Immediately upon receipt by Borrower or any of its Subsidiaries of Net Proceeds (other than insurance proceeds) from any Asset Disposition, Borrower shall repay the Loans in an amount equal to such Net Proceeds.  All such repayments shall be applied in accordance with Section 1.6(f).

(e) Repayments from Debt or Equity Issuances.  Immediately upon receipt by Borrower or any of its Subsidiaries of Net Proceeds relating to the issuance or incurrence by Borrower or any of its Subsidiaries of any public or private Indebtedness (other than pursuant to Section 3.1) or any equity (but other than issuance of equity upon conversion or exercise of (i) any security outstanding prior to the date hereof, (ii) the Series A Preferred Stock, (iii) the Warrants or (iv) any option for Common Stock issued on or after the date hereof to an employee or member of the Board of Directors of Borrower pursuant to an equity compensation plan), Borrower shall repay the Loans in an amount equal to such Net Proceeds.  All such repayments shall be applied in accordance with Section 1.6(f).

(f) Application of Repayments.  All repayments of a Loan shall be applied first to fees and expenses due under the Loan Documents, then to accrued and unpaid interest, and then to the outstanding principal balance of the Loans.  All repayments, after application to payment of fees and expenses, shall be applied pro rata to each Loan including accrued and unpaid interest thereon, and shall be remitted to each respective Lender.

EXHIBIT 10-41
(g) Payment Upon Sale or Change of Control.  Borrower shall repay immediately upon the occurrence of such event, in full in cash in same day funds the aggregate outstanding principal balance on the applicable Notes and all accrued interest in the event of a sale of all or substantially all of the assets of Borrower, or upon the occurrence of a Change of Control of Borrower, whether in a single transaction or a series of related transactions.

(h) Breakage Costs.  If Borrower makes any payment of principal with respect to a Loan on any day other than (i) the last day of a calendar quarter after Closing or (ii) the Maturity Date, or fails to make a prepayment after giving notice thereof, Borrower shall reimburse each Lender within 10 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in a Loan who has signed an agreement relating to such prospective participation and has incurred actual breakage costs), including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to prepay, provided that such Lender or Participant, as the case may be, shall have delivered to Borrower a certificate describing the amount of such loss or expense in reasonable detail, which certificate shall be conclusive in the absence of manifest error.

1.7 Loan Accounts.  Lenders will maintain Loan account records for (i) all Loans, interest charges and payments thereof, (ii) the charging and payment of all fees, costs and expenses, and (iii) all other debits and credits pursuant to this Agreement.  The balance in the Loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, absent manifest error; provided that any failure by Lenders to maintain such records shall not limit or affect Borrower’s obligation to pay.

1.8 Taxes.

(a) No Deductions.  Any and all payments or reimbursements made under the Loan Documents shall be made free and clear of, and without deduction for, any and all taxes, levies, deductions, charges or withholdings, and all liabilities with respect thereto (including all such taxes, deductions, charges or withholdings and all liabilities with respect thereto, excluding such taxes imposed on net income).  If Borrower shall be required by Applicable Law to deduct any such amounts from or in respect of any sum payable hereunder to Lenders then, except as provided in Section 1.8(b), Borrower shall pay such amounts to the appropriate Governmental Authority and provide Lenders with satisfactory documentary evidence of such payment within ten (10) days after such payment and the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lenders receive an amount equal to the sum they would have received had no such deductions been made.

(b) Changes in Tax Laws.  In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lenders with any request or directive (whether or not having the force of law) from any Governmental Authority (x) does or shall subject Lenders to any tax of any kind whatsoever with respect to this Agreement, the other Loan

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Documents or any Loans made hereunder, or change the basis of taxation of payments to Lenders of principal, fees, interest or any other amount payable hereunder (except for net income taxes or franchise taxes imposed in lieu of net income taxes, or changes in the rate of such taxes); or (y) does or shall impose on Lenders any other condition or increased cost in connection with the transactions contemplated hereby; and the result of any of the foregoing is to increase the cost to Lenders of making or continuing any Loan hereunder, or to reduce any amount receivable hereunder, as the case may be, then, in any such case, the Borrower shall promptly pay to Lenders, upon its demand, any additional amounts necessary to compensate Lenders, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lenders with respect to this Agreement or the other Loan Documents.  If Lenders become entitled to claim any additional amounts pursuant to this Section 1.8(b), it shall promptly notify Borrower of the event by reason of which Lenders have become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.  There is no limitation on the number of times such a certificate may be submitted.

1.9 Warrants.  In partial consideration for the Lenders’ respective Loans made pursuant to this Agreement, Borrower shall issue warrants (the “Initial Warrants”), in substantially the form of Exhibit 1.9 hereto, each Lender to purchase up to the number of shares obtained by dividing the amount of such Lender’s Loan by 0.14.  Additional Warrants may be issued in the event of Borrower’s election to make payments in kind in accordance with the terms of this Agreement.

1.10 Term of This Agreement.  All of the Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Obligations shall become due and payable on the Maturity Date.  This Agreement shall remain in effect through and including, and (except with respect to provisions hereof expressly stated herein to survive any such termination) shall terminate immediately after, the date on which all Obligations shall have been irrevocably paid and satisfied in full.

SECTION 2. AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that until payment in full of all Obligations, unless the Majority Lenders give their prior written consent, Borrower shall perform and comply, and shall cause each of its Subsidiaries to perform and comply, with all covenants in this Section 2.

2.1 Compliance With Laws.  Borrower will in all material respects comply with and will cause its Subsidiaries to comply with the requirements of all Applicable Laws (including laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, and employee retirement and welfare benefits) as in effect in all jurisdictions in which Borrower and any Subsidiary of Borrower are now or hereafter doing business.  This Section 2.1 shall not preclude Borrower or any Subsidiary of Borrower from contesting any taxes or other payments, if such taxes and other payments are being diligently contested in good faith and if adequate reserves (if required by Applicable Law) therefore are maintained in conformity with GAAP.

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2.2 Maintenance of Books and Records; Properties; Insurance.

(a) Books and Records.  Borrower will keep and will cause each of its Subsidiaries to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.  Borrower will maintain or cause to be maintained and will cause each of its Subsidiaries to maintain or cause to be maintained in good repair, working order and condition all Collateral used in its business and the business of its Subsidiaries, and will make or cause to be made all appropriate repairs, renewals and replacements thereof.  Borrower will and will cause each of its Subsidiaries to maintain complete, accurate and up-to-date books, records, accounts and other information relating to all Collateral in such form and in such detail as may be reasonably satisfactory to Lenders.

(b) Insurance.  Borrower will maintain or cause to be maintained and will cause each of its Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurers, commercial general liability, property loss and damage and business interruption insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss and damage of the kinds customarily carried or maintained by similarly situated corporations engaged in businesses similar to the Borrower’s and of such types, with such insurers, in such amounts, with such limits and deductibles and otherwise on such terms and conditions as shall be acceptable to Lenders in their reasonable discretion and will deliver evidence thereof to Lenders on or prior to the Closing Date, and thereafter at least thirty (30) days prior to any expiration thereof, evidence of renewal of such insurance.  All property loss and damage insurance shall be on an all-risk basis and shall insure property for the full replacement cost thereof and contain an agreed amount endorsement waiving any coinsurance penalty.  Other than Borrower’s directors and officers policy set forth on Schedule 2.2(b) hereto, Borrower will cause each insurance policy to be subject to such endorsements and assignments as shall be satisfactory to Lenders, including but not limited to naming Lenders (or Collateral Agent on behalf of Lenders) as lender loss payee in the case of property loss and damage insurance, as assignee in the case of all business interruption insurance, and as an additional insured in the case of all liability insurance.  Liability for premiums shall be solely a liability of Borrower.

2.3 Inspection; Lenders’ Meeting.  Upon reasonable prior notice (which shall not be less than one Business Day), Borrower will permit and will cause each of its Subsidiaries to permit Lenders and any authorized representatives of Lenders to visit and inspect any of its properties and the properties of its Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, for the purpose of determining or monitoring the value of the Collateral and to discuss the Borrower’s and its Subsidiaries’ affairs, finances and business with its and their officers, employees and public accountants, upon reasonable prior notice at such times during normal business hours and as often as may be reasonably requested; provided that if there is no Event of Default that has occurred and is continuing, Borrower and its Subsidiaries may, but shall not be required, to permit the foregoing more than two (2) times each calendar quarter.  Notwithstanding the preceding sentence, this Section 2.3 shall not require Borrower to disclose material non-public information within the meaning of Regulation FD under the Securities Exchange Act of 1934, as amended (the “1934 Act”), to any Person unless such Person has expressly agreed to maintain such information in confidence in accordance with the confidentiality provisions of Section 9.12 hereof.

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2.4 Legal Existence, Etc.  Except as otherwise permitted by Section 3.6, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its legal existence and good standing and all rights and franchises material to its or their business.

2.5 Use of Proceeds.  Borrower will use the proceeds of the Loans, and will cause any of its Subsidiaries who receive (directly or indirectly) proceeds of the Loans to use such proceeds, solely for the purposes described in Section 1.3 of this Agreement.  No part of any Loan will be used (directly or indirectly) to purchase any margin securities or otherwise in violation of the regulations of the Federal Reserve System.

2.6 Authorized Common Stock.  By no later than June 30, 2008, Borrower shall have obtained stockholder approval of, and shall have taken all requisite actions (including filing an amendment to its Certificate of Incorporation with the Delaware Secretary of State) to increase the Borrower’s authorized Common Stock by a sufficient amount to fully reserve shares of Common Stock for issuance upon exercise of the Warrants and otherwise in accordance with the terms of the Warrants and conversion of the Series A Preferred Stock issued pursuant to the Purchase Agreement (including any Additional Warrants or Series A Preferred Stock that may be issued in the event of Borrower’s election to make payments in kind in accordance with the terms of this Agreement and the Series A Preferred Stock, as applicable).

2.7 Further Assurances; Notices of Acquisition of Property.

(a) Borrower will, and will cause each of its Subsidiaries to, do, execute and deliver, as applicable, all such additional and further acts, documents and instruments as the Lenders request to consummate the transactions contemplated hereby and to vest completely in and assure Lenders of their respective rights under this Agreement and the other Loan Documents, including such financing statements, documents, security agreements and reports to evidence, perfect or otherwise implement the security for repayment of the Obligations contemplated by the Loan Documents.

(b) Borrower will notify Lenders in each Compliance Certificate delivered pursuant to Section 4.1(b) of the acquisition (including by way of lease) by Borrower (or any of its Subsidiaries) of any property or any interest therein, and will, in a timely manner, execute and deliver all such additional documents and instruments in connection with the acquisition of such property as Lenders may reasonably require.

2.8 Taxes and other Government Charges. Subject to the second sentence of this Section 2.8, Borrower shall timely tile, or cause to be filed, all material tax returns and pay, or cause to be paid as and when due and prior to any delinquency, all material taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to Borrower or its Subsidiaries.  Borrower may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Borrower is in good faith contesting the same, so long as (a) reserves to the extent required by GAAP have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest

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thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest, (b) enforcement of the contested tax, assessment or other charge is stayed for the entire duration of such contest, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such contest.

SECTION 3. NEGATIVE COVENANTS

Borrower hereby covenants and agrees that until payment in full of all Obligations, unless the Majority Lenders give their prior written consent, Borrower shall perform and comply, and shall cause each of its Subsidiaries to perform and comply, with all covenants in this Section 3.

3.1 Indebtedness.  Except as set forth on Schedule 3.1, Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, issue, guaranty or otherwise become or remain liable with respect to any Indebtedness other than: (a) the Obligations (including any renewals, extensions or refinancings thereof, in whole or in part); (b) the Contingent Obligations permitted by Section 3.4; (c) Indebtedness under purchase money security agreements, Capital Leases and equipment leases, the aggregate amount of which for the Borrower and Subsidiaries on a consolidated basis shall not at any time exceed $50,000 from the Closing Date through the first anniversary of the Closing Date, plus an additional $50,000 through each anniversary of the Closing Date thereafter; (d) renewals, extensions, refinancings and refundings of Indebtedness permitted by this Section 3.1, provided that any such renewal, extension, refinancing or refunding is on terms satisfactory to the Lenders in their sole discretion (as evidenced by the written consent of the Majority Lenders); and (e) other unsecured Indebtedness ranking junior to the Security Interests of Lenders that, without the prior written consent thereto of the Majority Lenders, shall not exceed $100,000 individually or $250,000 in the aggregate at any time outstanding.

3.2 Liens and Related Matters.

(a) No Liens.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including, but not limited to, any document or instrument with respect to accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances, Liens, if any, in effect as of the Closing Date securing Indebtedness described on Schedule 3.1, and any Lien securing the extension, renewal, refinancing or refunding of any Indebtedness secured by any Lien permitted by this Section 3.2(a); provided there is (i) no change in the assets subject to such Lien and (ii) no increase in the amount of Indebtedness secured by the assets subject to such Lien.

(b) No Negative Pledges.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or assume any agreement (other than the Loan Documents or instruments entered into in connection with Permitted Encumbrances) prohibiting the creation or assumption of any Lien created or required pursuant to any of the Loan Documents upon its or their respective properties or assets, whether now owned or hereafter acquired.

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3.3 Investments.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person except that Borrower and its Subsidiaries may make and own (a) Investments in Cash Equivalents; provided that such Cash Equivalents are not subject to set-off rights; (b) any Investment in any note constituting Indebtedness under Section 3.1 above.

3.4 Contingent Obligations.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except those resulting from endorsement of negotiable instruments for collection in the ordinary course of business.

3.5 Restricted Junior Payments.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment.

3.6 Restriction on Fundamental Changes.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly: (a) unless and only to the extent required by Applicable Law, amend, modify or waive any term or provision of its articles of incorporation or bylaws other than an amendment, modification or waiver that is solely ministerial or administrative in nature and that could not reasonably likely have an adverse effect on the interests of Lenders; provided that notice of such ministerial or administrative amendment, modification or waiver is given to Lenders prior to such act; (b) enter into any transaction of merger or consolidation except that any Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity); (c) liquidate, recapitalize, reorganize, wind-up or dissolve itself (or suffer any liquidation or dissolution); (d) acquire all or substantially all of the assets of another Person other than in the ordinary course of the Borrower’s business; or (e) commence a voluntary case under the Bankruptcy Code, file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts of Borrower or any of its Subsidiaries, or consent to, or fail to contest in a timely and appropriate manner, the entry of an order for relief in an involuntary case.

3.7 Disposal of Assets or Subsidiary Stock.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, convey, sell, issue, lease, sublease, transfer or otherwise dispose of, or grant to any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in it or in any of its Subsidiaries, except for (a) bona fide sales of product or inventory to customers in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business and de minimis asset sales; (b) leasing or subleasing of its property in the ordinary course of business; and (c) all other Asset Dispositions, the Net Proceeds of which are applied in accordance with Section 1.6 above.

3.8 Transactions with Affiliates.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of Borrower or any Affiliate, except (a) transactions in the ordinary course of and pursuant to the reasonable

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requirements of the business of Borrower or such Subsidiary and upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that such transactions are subject to approval of a majority of the disinterested directors on the Board of Directors of the Borrower and that Borrower shall forthwith notify Lenders in writing of each such transaction; or (b) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees; provided (i) such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated; and (ii) any increase in compensation of officers and directors (other than in accordance with the employment agreements of such officers and directors in effect on the Closing Date) is subject to the prior written consent of the Majority Lenders.

3.9 Management Fees.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person, except as provided under Section 1.4.

3.10 Conduct of Business.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, effect any material change in the nature of its business, or engage in any business other than, as carried on as of the date hereof and described in Section 5.3.

3.11 Fiscal Year.  Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year.

3.12 Subsidiaries; Partnerships.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, establish, create or acquire any Subsidiary, become a general or limited partner in any partnership or a joint venturer in any joint venture.

3.13 Modification of Agreements.  Borrower will not amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Material Contracts, except to the extent such change, amendment, modification or consent is not materially adverse to Lenders and would not otherwise have a Material Adverse Effect.

3.14 Board of Directors.  Borrower will not expand or decrease the number of members on its Board of Directors.

3.15 Management of Borrower.  Borrower will not elect, appoint or remove any executive officer, including the chief executive officer, chief financial officer, president, chief operating officer, chief accounting officer or controller.

3.16 Investment Company Act; Public Utility Holding Act.  Neither Borrower nor any of its Subsidiaries shall be or become an “investment company” as that term is defined in and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended (the “1940 Act”).

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SECTION 4. FINANCIAL COVENANTS AND REPORTING

4.1 Reports and Covenants.  Borrower hereby covenants and agrees that until payment in full of all Obligations, unless the Majority Lenders shall otherwise give their prior written consent, Borrower (where indicated) shall perform and comply with, and shall cause each of its Subsidiaries (where indicated) to perform and comply with, all covenants in this Section 4.  For the purposes of this Section 4, all covenants calculated for Borrower shall be calculated on a consolidated basis for Borrower and its Subsidiaries.

(a) Financial Statements and Other Reports.  Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that quarterly financial statements are not required to have footnote disclosures).  Borrower will deliver or cause to be delivered each of the financial statements and other reports described below to Lender.

(i) Quarterly and Annual Reports.  Whether or not required by the rules and regulations of the SEC, so long as any Obligations are outstanding, Borrower shall furnish to Lenders, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Borrower were required to file such reports.  All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K shall include a report on Borrower’s consolidated financial statements by Borrower’s certified independent accountants and certifications by Borrower’s principal executive officer and principal financial officer in the forms required by Item 601(b)(31) and (32) of Regulation S-K under the 1934 Act.  In addition, the Borrower shall file a copy of each of the reports with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC shall not accept such a filing).  Borrower’s obligation to furnish such reports to the Lenders hereunder may be satisfied by filing such reports with the SEC for so long as the SEC accepts such filings.  If, at any time, Borrower is no longer subject to the periodic reporting requirements of the 1934 Act for any reason, Borrower shall nevertheless continue filing the reports specified in this Section 4.1(a) with the SEC within the time periods specified above unless the SEC shall not accept such a filing.  Borrower agrees that it shall not take any action for the purpose of causing the SEC not to accept any such filings.  If, notwithstanding the foregoing, the SEC shall not accept Borrower’s filings for any reason, Borrower shall, within the time periods that would apply if Borrower were required to file those reports with the SEC, post the reports referred to in Section 4.1(a) on its website and provide Lenders copies thereof.

(ii) Monthly Financials.  If, and for so long as Collateral Agent shall request, as soon as available and in any event within forty-five (45) days after the end of each January, February, April, May, July, August, October and November, Borrower will deliver or cause to be delivered to Collateral Agent consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income and operating cash flow for such month, and for the period from the beginning of the then current fiscal year of Borrower to the end of such month.

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(iii) Monthly Budgets.  If, and for so long as Collateral Agent shall request, as soon as available and in any event within forty-five (45) days after the end of each January, February, April, May, July, August, October and November, Borrower will deliver or cause to be delivered to Collateral Agent any budgets, forecasts, projections or similar documents prepared by the Borrower prior to the end of such month that have not previously been so delivered.

(iv) Other Reports.  Promptly following receipt thereof, Borrower shall deliver to Lenders copies of any management letter or report by independent public accountants with respect to the financial condition, operations or business of the Borrower and its Subsidiaries.

(b) Compliance Certificates.  Together with each delivery of financial statements of Borrower and its Subsidiaries, as applicable, Borrower will deliver or cause to be delivered (i) a fully and properly completed compliance certificate in substantially the same form as Exhibit 4.1(b) (each, a “Compliance Certificate”) signed by the chief executive officer or chief financial officer of Borrower.

(c) Press Releases.  Promptly upon their becoming available, the Borrower will deliver or cause to be delivered copies of all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person.

(d) Events of Default, Etc.  Promptly upon any executive officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of the chief executive officer or chief operating officer of Borrower specifying the nature and period of existence of such event or condition and what action Borrower or such Subsidiary has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default or Default; (ii) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b); or (iii) any event or condition that could reasonably be expected to have a Material Adverse Effect.

(e) Litigation.  Promptly upon any executive officer of Borrower obtaining knowledge of (i) the commencement of any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries not previously disclosed by Borrower to Lenders; or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any of its Subsidiaries which, in each case or in the aggregate, is expected by counsel to Borrower to have a Material Adverse Effect, Borrower will promptly give notice thereof to Lenders and provide such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matter.

(f) Supplemented Schedules; Corporate Changes.  From time to time, and concurrently with the delivery by Borrower of the Compliance Certificates required by Section 4.1(b), Borrower shall, if necessary to prevent the same from becoming materially

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misleading, supplement in writing and deliver revisions of the Schedules annexed to this Agreement to the extent necessary to disclose material new or changed facts or circumstances after the Closing Date; provided, that (i) subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed; and (ii) any revised Schedule shall not in and of itself be deemed a breach of any representation of the other Loan Documents so long as such Schedules are delivered within thirty (30) days of Borrower becoming aware of the new information set forth therein.

(g) Regulatory and Other Notices.  Within thirty (30) days after filing, receipt or becoming aware thereof, Borrower will deliver or cause to be delivered copies of any filings or communications sent to or notices and other communications received by Borrower, or any of its Subsidiaries from any Governmental Authority relating to any noncompliance by Borrower or any of its Subsidiaries with any law or with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

(h) Other Information.  Promptly upon request, Borrower will deliver such other information and data with respect to Borrower and any of its Subsidiaries as from time to time may be reasonably requested by Lenders.

4.2 Accounting Terms; Utilization of GAAP.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Except as otherwise expressly provided, financial statements furnished to Lenders pursuant to Section 4.1(a) shall be prepared in accordance with GAAP as in effect at the time of such preparation.  No Accounting Changes (as defined below) shall affect financial covenants, standards or terms in this Agreement.  “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower or any of its Subsidiaries; (b) changes in accounting principles recommended by Borrower’s certified public accountants and implemented by Borrower or any of its Subsidiaries; and (c) changes in the method of determining carrying value of Borrower’s, or any of its Subsidiaries’ assets, liabilities or equity accounts.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and make the Loans, Borrower hereby represents and warrants to Lenders that the following statements are true, correct and complete:

5.1 Disclosure.  No information furnished by or on behalf of Borrower or any of its Subsidiaries contained in this Agreement, the financial statements referred to in Section 5.7 or any other document, certificate, opinion or written statement furnished to Lenders pursuant to this Agreement contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary, when taken as a whole with all information so furnished, in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

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5.2 No Material Adverse Effect.  Since March 31, 2007, there has been no event or change in facts or circumstances affecting Borrower or any of its Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

5.3 Organization, Powers, Authorization and Good Standing.

(a) Organization and Powers.  Except as disclosed on Schedule 5.3(a), Borrower and each of its Subsidiaries is a limited liability company, corporation or partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  Borrower and each of its Subsidiaries has all requisite legal power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Debt Refinancing Document to which it is a party and to carry out its respective obligations with respect thereto.

(b) Authorization; Binding Obligation.  Borrower and each of its Subsidiaries has taken all necessary corporate, limited liability company, partnership, and other action to authorize the execution, delivery and performance of this Agreement and each of the other Debt Refinancing Documents to which it is a party.  This Agreement is, and the other Debt Refinancing Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto (other than Lenders and Investors), each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debt or relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and general principles of equity.

(c) Qualification.  Borrower and each of its Subsidiaries is duly qualified and authorized to do business and in good standing in each jurisdiction where the nature of its business and operations requires such qualification and authorization, except where the failure to be so qualified, authorized and in good standing could not reasonably be expected to have a Material Adverse Effect.  All jurisdictions in which each such Person is qualified and authorized to do business are set forth on Schedule 5.3(c).

5.4 Compliance with Applicable Law.  Neither the Borrower nor any of its Subsidiaries is in violation of any Applicable Law, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, the violation of which, or a default with respect to which, could reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance by Borrower and its Subsidiaries of the Debt Refinancing Documents to which each such Person is a party, the borrowings hereunder and the transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to Borrower or any of its Subsidiaries in any material respect, (ii) except as set forth on Schedule 5.4, conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of Borrower or its Subsidiaries or any Material Contract to which such Person is a party or by which any of its properties may be bound or any Governmental

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Approval relating to such Person or (iii) except as required or permitted under the Debt Refinancing Documents, result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person.

5.5 Tax Returns and Payments.  Borrower and each of its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax is being diligently contested in good faith and adequate reserves therefore have been established in compliance with GAAP.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of federal, state, local and other taxes for all fiscal years and portions thereof are, in the judgment of Borrower, adequate, and Borrower and each of its Subsidiaries do not anticipate any additional material taxes or assessments for any of such years.

5.6 Environmental Matters.  Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about any of the real property owned or leased by the Borrower or any of its Subsidiaries (the “Real Property”) or such operations which interfere in any material respect with the continued operation of such Real Property or impair in any material respect the fair saleable value thereof or in amounts or concentrations or under circumstances that constitute a violation of, or could give rise to liability under, any Environmental Laws.  No claim, notice or investigation based on any Environmental Laws relating to the Real Property or any operations or activities on or about the Real Property (i) has been asserted or conducted in the past or is currently pending against or with respect to Borrower or its Subsidiaries, or (ii) to the knowledge of Borrower, is threatened or contemplated, nor does Borrower have knowledge or reason to believe that any such claim, notice or investigation could reasonably be expected to be received.  There are no consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Real Property or the business of Borrower and its Subsidiaries.  Neither Borrower nor any of its Subsidiaries has directly, nor has it caused any third party (i) to manufacture, process, distribute, use, treat, store or dispose of any substance, material or waste upon, at or under the Real Property in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Laws or to transport or otherwise dispose of any substance, material or waste in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Laws, or (ii) to take any other action or conduct or to fail to take to any action or conduct upon, at or under the Real Property in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Laws.  There has been no release or threat of release of any substance, material or waste at or from any Real Property, or arising from or related to the operations of the Borrower or its Subsidiaries, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.  Neither Borrower nor any of its Subsidiaries has contractually assumed or, to the knowledge of the Borrower, assumed by operation of law any liability of any other Person under Environmental Laws.  No underground storage tanks are currently, or have been, located on any of the Real Property.  Except as set forth on Schedule 5.6, there is no building or structure on the Real Property containing asbestos.

5.7 Financial Statements.

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(a) All financial statements of Borrower and its Subsidiaries which have been furnished to Lenders or Collateral Agent pursuant to this Agreement have been prepared in accordance with GAAP consistently applied (except as disclosed therein) and present fairly the financial condition of the Persons covered thereby as of the date thereof and the results of their operations for the periods covered thereby and disclose all material liabilities and Contingent Obligations of Borrower or its Subsidiaries as at the dates thereof.  Borrower and its Subsidiaries do not have outstanding, as of the Closing Date, and after giving effect to the Loans on the Closing Date, any Indebtedness for borrowed money or Contingent Obligations other than the Loans and the Indebtedness permitted under Section 3.1.

(b) All projections concerning Borrower and its Subsidiaries which have been furnished to Lenders were prepared and presented in good faith by or on behalf of Borrower and such Subsidiaries.  No fact is known to Borrower which is reasonably likely (so far as Borrower can reasonably foresee) to have a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 5.7(a) hereof or in such information, reports, papers and data or otherwise disclosed in writing to Lenders prior to the date hereof.

5.8 Intellectual Property.  Borrower and each of its Subsidiaries owns, or possesses through valid licensing arrangements, the right to use all patents, copyrights, trademarks, trade names, service marks, technology know-how and processes used in or necessary for the conduct of its business as currently conducted or anticipated to be conducted (collectively, the “Intellectual Property Rights”) without infringing upon the rights of any other Person in any material respect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Intellectual Property Rights.  No material claim has been asserted or is pending by any Person challenging or questioning any Intellectual Property Rights or Borrower or any of its Subsidiaries, or the validity or effectiveness of any Intellectual Property Rights, nor does Borrower know of any valid basis for any such claim.  Except as set forth on Schedule 5.8, Borrower does not have knowledge of any infringement by others of Intellectual Property Rights of the Borrower or its Subsidiaries.  Except as provided on Schedule 5.8, there is no claim, action or proceeding being made or brought, or to the knowledge of the Borrower, being threatened, against the Borrower or its Subsidiaries regarding Intellectual Property Rights.  Except as provided on Schedule 5.8, the Borrower and its Subsidiaries have good and marketable title in all Intellectual Property Rights owned by them, in each case free and clear of all Liens.

5.9 Litigation, Investigations, Audits, Etc.

(a) Except as set forth on Schedule 5.9, there is no action, suit, proceeding or investigation pending against, or, to the knowledge of Borrower, threatened against or in any other manner relating adversely to the Borrower or its Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect, nor does Borrower know of any valid basis therefor.  None of the actions, suits, proceedings or investigations disclosed on Schedule 5.9 calls into question the validity of this Agreement or any other Debt Refinancing Document.

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(b) To Borrower’s knowledge, none of the Borrower and its Subsidiaries are the subject of any review or audit by the Internal Revenue Service or any investigation by any Governmental Authority concerning the violation or possible violation of any law which, individually or collectively, if determined adversely to Borrower or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect, nor does Borrower know of any valid basis therefor.

5.10 Employee Labor Matters.  Except as set forth on Schedule 5.10, (a) None of Borrower, its Subsidiaries and any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any such Person and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any such Person and (c) there are no strikes, slowdowns, unfair labor practice complaints, work stoppages or controversies pending or, to the knowledge of Borrower after due inquiry, threatened between any such Person and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.11 Employee Benefit Plans.  Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder, the failure to comply with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.12 Perfection and Priority.  Except for Permitted Encumbrances, the Security Interest is a valid and perfected first priority lien security interest in the Collateral in favor of Lenders, securing, in accordance with the terms of the Security Documents, the Obligations, and the Collateral is subject to no Lien other than permitted pursuant to Section 3.2.

5.13 Solvency.  Borrower: (a) owns and will own assets the present fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of Borrower, and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower’s then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Borrower; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts and liabilities beyond its ability to pay such debts and liabilities as they become due.

5.14 Investment Company Act; Federal Regulations

.  Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as such terms are defined in, and is not otherwise subject to regulation under, the 1940 Act.  No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board of Governors.  If

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requested by any Lender, Borrower will furnish to each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

5.15 Material Contracts.  Schedule 5.15 sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries.  Borrower and each of its Subsidiaries has performed all of its material obligations under such Material Contracts and, to the knowledge of Borrower, each other party thereto is in material compliance with each such Material Contract and no defaults, events of default, acceleration event or similar events have occurred or are continuing under any Material Contract.  Each Material Contract is in full force and effect in accordance with the terms thereof.  Borrower and its Subsidiaries have made available a true and complete copy of each Material Contract listed on Schedule 5.15 for inspection by Lenders.

5.16 Title to Properties.  Borrower and each of its Subsidiaries has such title or leasehold interest in and to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its personal property, including those reflected on the balance sheets of Borrower and each of its Subsidiaries delivered pursuant to Section 5.7, except those which have been disposed of by Borrower subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.  Set forth on Schedule 5.16 is a true and complete list of all Real Property owned, and all Real Property or personal property leased or subleased by or to each of Borrower and its Subsidiaries (other than leases of personal property as to which either Borrower is lessee or sublessee for which the value of such personal property in the aggregate is less than $100,000).

5.17 Subsidiaries and Affiliates.  Schedule 5.17(a) sets forth a complete and accurate list of all direct or indirect Subsidiaries and Affiliates of Borrower, including for each such Subsidiary whether such Subsidiary is wholly-owned by Borrower, and if not, the percentage ownership of Borrower or its Subsidiary in such Subsidiary.  Except as disclosed to the Lenders by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.17(b) sets forth the name, location of chief executive office, location of Inventory and Equipment (as each such term is defined in the New York UCC) and jurisdiction of incorporation of Borrower and each of its Subsidiaries and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any equity of Borrower or any of its Subsidiaries, except as created or permitted by the Debt Refinancing Documents.

5.18 Filings.  Except as set forth on Schedule 5.18, since March 31, 2007, Borrower has timely filed with the SEC all the annual and periodic reports, and has submitted to the SEC such other documents and reports, as it is required under the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, the 1940 Act, and any other federal statute applicable to Borrower and administered by the SEC; (ii) each such filing or submission, when it became effective or was filed with the SEC, as the case may be, conformed in all material respects to the requirements of the 1933 Act, the 1934 Act or the 1940 Act, as applicable, and the rules and regulations thereunder, and none

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of such annual and periodic reports or other documents or reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.19 Insurance.  All policies of insurance of any kind or nature owned by or issued to Borrower and its Subsidiaries, including without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect except to the extent commercially reasonably determined by the Borrower not to be necessary pursuant to the immediately succeeding clause or which is not material to the overall coverage and are of a nature and provide such coverage as in the reasonable opinion of the Borrower, is sufficient and as is customarily carried by companies of the size and character of Borrower.

5.20 Approvals.  No authorizations of any Governmental Authority, or any applicable securities exchange, are necessary for the execution, delivery or performance by Borrower of the Debt Refinancing Documents to which it is a party, or for the legality, validity or enforceability hereof or thereof.

5.21 Internal Accounting Controls.  Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Borrower has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Borrower and designed such disclosure controls and procedures to ensure that material information relating to Borrower, including its Subsidiaries, is made known to the certifying officers by others within those entities.  Borrower’s certifying officers have evaluated the effectiveness of Borrower’s controls and procedures in accordance with Item 307 of Regulation S-K under the Exchange Act for Borrower’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”).  Borrower presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in Borrower’s internal controls (as such term is defined in Item 308(c) of Regulation S-K under the Exchange Act) or, to Borrower’s knowledge, in other factors that could significantly affect Borrower’s internal controls.

5.22 Foreign Corrupt Practices.  Neither Borrower nor any of its Subsidiaries nor, to the knowledge of Borrower, any director, officer, agent, employee or other Person acting on behalf of Borrower or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Borrower (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate

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funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.23 Representations and Covenants Made to the Investors.  Subject to any and all representations, warranties, covenants and agreements made by Borrower to and for the benefit of the Investors that survive the consummation of the transactions contemplated by the Purchase Agreement shall be deemed to have also been made to and for the benefit of Lenders.

SECTION 6. EVENTS OF DEFAULT AND RIGHTS AND REMEDIES

6.1 Events of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment.  Failure of the Borrower to repay any principal amount of the Loans when due in accordance with the terms of this Agreement or any Note, or to pay any interest on the Loans in accordance with the terms of this Agreement or any Note, or any other amounts payable under this Agreement or any other Loan Document with three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Default in Other Agreements.  (i) Failure of Borrower or any of its Subsidiaries to pay when due, subject to any applicable grace period, any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligation; any dividend or other payment due in respect of the Series A Preferred Stock, or any other payment due under any Debt Refinancing Document (other than as provided in Section 6.1(a)); (ii) any other breach or default of Borrower or any of its Subsidiaries with respect to any Indebtedness (other than the Loans) or any Contingent Obligation if the effect of such breach or default is to cause or to permit the holder or holders then to cause such Indebtedness or Contingent Obligation to become or be declared due prior to its stated maturity; or (iii) the continuation of any breach or default of Borrower or any of its Subsidiaries under any Material Contract beyond any applicable grace period which has a Material Adverse Effect; or

(c) Breach of Certain Provisions.  (i) Failure of Borrower or any of its Subsidiaries to perform or comply with any term or condition contained in that portion of Section 2.2 relating to the obligation of Borrower and each Subsidiary of Borrower, to maintain insurance, Section 2.4, Section 2.6, Section 3, Section 4 or Section 7.19 except that, with respect to a failure of Borrower to perform or comply with any term or condition contained in Section 4.1(a), such failure shall not be deemed to be an Event of Default unless it shall remain uncured for a period of five (5) days or more; or

(d) Breach of Warranty.  Any material representation, warranty, certification or other statement made by Borrower or any of its Subsidiaries, in any Debt Refinancing Document or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant to any Loan Document is false in any material respect on the date made or deemed made; or

(e) Other Defaults Under Loan Documents.  Borrower or any of its Subsidiaries breaches or defaults in the performance of or compliance with (x) any other term contained in this Agreement or the other Loan Documents and such breach or default is

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not remedied or waived within twenty (20) days (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) or (y) any term contained in any other Debt Refinancing Document (subject to any applicable grace period); or

(f) Involuntary Bankruptcy; Appointment of Receiver; Etc.  (i) A court enters a decree or order for relief with respect to Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within thirty (30) days; or (ii) the continuance of any of the following events for thirty (30) days unless dismissed, bonded or discharged: (A) an involuntary case is commenced against Borrower or any of its Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, is entered; or (C) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any of its Subsidiaries for all or a substantial part of the property of Borrower or any such Subsidiary; or

(g) Voluntary Bankruptcy; Appointment of Receiver; Etc.  Borrower or any of its Subsidiaries (i) commences a voluntary case under the Bankruptcy Code, files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts of Borrower or any of its Subsidiaries, or consents to, or fails to contest in a timely and appropriate manner, the entry of an order for relief in an involuntary case, the conversion of an involuntary case to a voluntary case under any such law, or the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial part of the property of Borrower or any of its Subsidiaries; or (ii) makes any assignment for the benefit of creditors; or (iii) the Board of Directors of Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h) Governmental Liens.  Any Lien, levy or assessment (other than Permitted Encumbrances) is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the other assets of Borrower or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other Governmental Authority and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder and such Liens secures an amount individually or in the aggregate in excess of $50,000; or

(i) Judgment and Attachments.  Any money judgment, writ or warrant of attachment or similar process (other than those described in Section 6.1(h)) involving an amount in any individual case or in the aggregate for or against Borrower and/or its Subsidiaries at any time in excess of $50,000 (in either case not adequately covered by insurance as to which the insurance company has not disclaimed coverage subject to customary reservations of rights) is entered or filed against Borrower or any of its Subsidiaries and/or any of

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their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(j) Dissolution.  Any order, judgment or decree is entered against Borrower, or any of its Subsidiaries decreeing the dissolution or split up of Borrower or such Subsidiary; or

(k) Solvency.  Borrower or any of its Subsidiaries ceases to be solvent or Borrower or any of its Subsidiaries admits in writing its present or prospective inability to pay its debts as they become due; or

(l) Injunction.  Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business and such order continues for more than fifteen (15) days; or

(m) ERISA; Pension Plans.  (i) Borrower or any of its Subsidiaries fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or could reasonably be expected to have a Material Adverse Effect; or (ii) a material accumulated funding deficiency occurs or exists, whether or not waived, with respect to any such employee benefit plans; or (iii) any employee benefit plan of Borrower or any of its Subsidiaries loses its status as a qualified plan under the IRC and such loss results in or could reasonably be expected to have a Material Adverse Effect; or

(n) Environmental Matters.  Borrower or any of its Subsidiaries fails to: (i) obtain or maintain any operating licenses or permits required by any Environmental Laws or environmental authorities; (ii) begin, continue or complete any remediation activities as required by any environmental authorities; (iii) store or dispose of any hazardous materials in accordance with applicable Environmental Laws; or (iv) comply with any other Environmental Laws, if in any such case such failure could reasonably be expected to have a Material Adverse Effect; or

(o) Invalidity of Debt Refinancing Documents.  Any of the Debt Refinancing Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void and Borrower or any of its Subsidiaries fails to promptly correct such cessation or declaration, or Borrower or any of its Subsidiaries denies that it has any further liability under any Debt Refinancing Documents to which it is party, or gives notice to such effect; or

(p) Damage; Strike; Casualty.  Any material damage to, or loss, theft or destruction of a major portion of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of Borrower or any of its Subsidiaries; or

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(q) Licenses, Permits and Contracts.  (i) The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired or utilized by Borrower, or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect and (ii) any breach, default or termination shall have occurred under any Material Contract by any of the parties thereto, or any Material Contract shall fail to be renewed or otherwise have ceased to be in full force and effect, if such breach, default, failure to renew, cessation or termination could reasonably be expected to have a Material Adverse Effect; or

(r) Failure of Security.  Lenders do not have or cease to have a valid and perfected first priority security interest or second priority security interest, as the case may be (subject to Permitted Encumbrances), in the Collateral or any substantial portion thereof, in each case, except to the extent that such failure to have a valid and perfected first priority security interest or second priority security interest is caused solely by the failure of Lenders to take any action reasonably within its control after obtaining knowledge thereof or being notified by Borrower in writing to take such action; or

(s) Change in Control.  A Change of Control shall have occurred.  For purposes of this Section 6.1(s), a “Change of Control” shall be deemed to have occurred upon (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the1934 Act and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower and (ii) the occupation of a majority of seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither nominated by the Board of Directors of the Borrower on the Closing Date nor appointed or nominated by directors so nominated.

6.2 AccelerationUpon the occurrence of an Event of Default (and after the expiration of any applicable cure period), as well as a breach by Borrower of Section 5.13, the unpaid principal amount of and accrued interest and fees on all Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.

6.3 Rights of Collection.  Without limiting the rights and remedies of Lenders set forth in Section 6.1 above and notwithstanding anything to the contrary contained in any other Loan Document, upon the occurrence and during the continuation of any Event of Default, unless and until such Event of Default is cured or waived by the Majority Lenders, Majority Lenders may, upon five (5) Business Days’ prior written notice by the Majority Lenders, (i) exercise all of their rights and remedies under this Agreement, the other Loan Documents and Applicable Law and (ii) assume control of Borrower and direct the management and operations of Borrower, in order to satisfy all of the Borrower’s Obligations under the Loan Documents

6.4 Consents.  Borrower acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by Lenders or Collateral Agent in the exercise of their rights under this Agreement and the other Loan Documents may require the consent of a third party.  If counsel to any of the Lenders or Collateral Agent reasonably determines that the consent of a third party including a Governmental Authority is required in connection with the execution, delivery and performance of any of

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the aforesaid Loan Documents or any Loan Documents delivered to Lenders or Collateral Agent in connection therewith or as a result of any action which may be taken pursuant thereto, then Borrower, at Borrower’s cost and expense, agrees to use its commercially reasonable efforts, and to cause its Subsidiaries to use their commercially reasonable efforts, to secure such consent and to cooperate in any action commenced by any Lender or Collateral Agent to secure such consent.

6.5 Performance by Lenders or Collateral Agent.  If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lenders, or Collateral Agent upon the request of the Majority Lenders, may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein.  In such event, Borrower shall be obligated, at the request of Lenders or Collateral Agent, to promptly pay any amount reasonably expended by Lenders or Collateral Agent in such performance or attempted performance, to Lenders or Collateral Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(c) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that neither Lenders nor Collateral Agent shall have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

6.6 Set Off and Sharing of Payments.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default, Lenders and Collateral Agent are hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by Lenders or Collateral Agent for the account of Borrower or any Subsidiaries, and (ii) other property at any time held or owing by Lenders or Collateral Agent to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations.

6.7 Application of Payments.  Subsequent to the acceleration of the Loans pursuant to Section 6.2, all payments received by Lenders (or Collateral Agent on behalf of Lenders) on the Obligations and on the proceeds from the enforcement of the Obligations shall be applied as follows: First, to all fees and expenses of the Collateral Agent then due and payable, then to all fees and expenses of the Lenders then due and payable, then to all other expenses then due and payable by Borrower under any Loan Document, then to all indemnitee obligations then due and payable by Borrower under any Loan Document, then to all other fees and expenses then due and payable by Borrower under any Loan Document, then to accrued and unpaid interest on the Loans (pro rata in accordance with all such amounts due on the Loans), and then to the principal amount of the Loans (pro rata among all Loans), in that order.  Any remaining monies not applied as provided in this Section 6.7 shall be paid equally to Borrower or to any Person lawfully entitled thereto.

6.8 Rescission.  In the event that Borrower or any of its Subsidiaries fails to perform or comply with any term or condition contained in Section 2.6, this Agreement shall become null and void and of no further force and effect, except as provided in Section 9.15.

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In the event of rescission under this Section 6.8, Borrower shall immediately repay the Loans and any interest or fees related thereto.  The remedy provided under this Section 6.8 is in addition to, at the option of the Lenders, not in place of, the other rights and remedies afforded to Lenders in the Event of Default.

SECTION 7. CONDITIONS TO LOANS

The obligations of Lenders to make Loans are subject to satisfaction of all of the applicable conditions set forth below.

7.1 Executed Loan Documents.  The Loan Documents including but not limited to (a) this Agreement, (b) the Notes, (c) the Pledge and Security Agreement and (d) the Warrants, and all other documents and instruments contemplated by such agreements, shall have been duly authorized and executed by each of the parties thereto in form and substance reasonably satisfactory to Lenders, and Borrower shall have delivered sufficient original counterparts thereof to Lenders.

7.2 Executed Debt Refinancing Documents.  All other Debt Refinancing Documents including but not limited to (a) the Purchase Agreement, (b) the Certificate of Designations of the Series A Preferred Stock, and (c)  all other documents and instruments contemplated by such agreements, shall have been duly authorized and executed by each of the parties thereto in form and substance reasonably satisfactory to Lenders, and Borrower shall have delivered sufficient original counterparts thereof to Lenders.

7.3 Certificate of Designations.  The Certificate of Designations of the Series A Preferred Stock shall have been filed with the Secretary of State of the State of Delaware.

7.4 Cancelled Notes. Each note holder listed on Schedule 1.3 hereto shall have delivered its respective note referenced therein to be cancelled upon Closing pursuant to the Debt Refinancing Documents.  With respect to each note holder listed on Schedule 1.3 hereto, all obligations, liabilities, covenants and agreements of the Borrower to the holders of such notes under or in connection with each of the Note and Warrant Purchase Agreements, dated as of August 10, 2006, February 5, 2007 and June 15, 2007, respectively, and each related note set forth on Schedule 1.3 hereto, shall, with respect to each note holder, hereby be terminated and cancelled and of no further force or effect upon Closing and the satisfaction of each of the following: (i) with respect to the notes due and payable on May 15, 2008, to Engmann and Goodman, in accordance with Section 1.1(b)(ii), and (ii) with respect to each other holder of such notes listed on Schedule 1.3 in accordance with Section 4.11 of the Purchase Agreement.

7.5 Representations and Warranties.  Each of the representations and warranties of Borrower contained in this Agreement or any other Debt Refinancing Document shall be true and correct in all respects at and as of the Closing.

7.6 Covenants.  Borrower shall have performed and complied in all respects with each of the covenants and agreements required to be performed or complied with by it in this Agreement and each other Debt Refinancing Document on or before the Closing Date.

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7.7 No Default.  There shall not be any Default or Event of Default both immediately before and immediately after the Closing.

7.8 Lien Priority.  The Security Interests in favor of the Lenders pursuant to the Loan Documents shall be valid and perfected first priority Liens on the Collateral, subject to no Liens other than Permitted Encumbrances.

7.9 No Litigation.  No action, suit, proceeding, claim or dispute shall have been brought or otherwise have arisen at law, in equity, in arbitration or by or before any Governmental Authority or arbitrator against Borrower or any of its Subsidiaries or any of their respective Assets.

7.10 Fees and Expenses.  All fees and expenses payable at Closing pursuant to Section 1.4 hereof shall have been paid in full.

7.11 Closing Certificates; Opinions.

(a) Officer’s Certificate.  Lenders shall have received a certificate from the chief executive officer or chief financial officer of Borrower in form and substance reasonably satisfactory to Lenders, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Debt Refinancing Documents are true, correct and complete; that neither Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Debt Refinancing Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; that Borrower has satisfied each of the closing conditions to be satisfied hereby; that Borrower and its Subsidiaries have filed all required tax returns and owe no delinquent taxes.

(b) Certificate of Secretary of Borrower.  Lenders shall have received a certificate of the secretary or assistant secretary of Borrower certifying as to the incumbency and genuineness of the signature of each officer of Borrower executing any Debt Refinancing Document and certifying that attached thereto is (i) a true and complete copy of the certificate of incorporation of the Borrower, and all amendments thereto including the Certificate of Designations of the Series A Preferred Stock, certified by the appropriate Governmental Authority in its jurisdiction of incorporation; (ii) a true and complete copy of the certificate of incorporation of each of CIC Acquisition Corp., a Delaware corporation, and all amendments thereto, certified by the appropriate Governmental Authority in its jurisdiction of incorporation and a true and complete copy of the articles of association of Communication Intelligence Computer Corporation, Ltd., and all amendments thereto, as on file as of the date hereof in the People’s Republic of China and which is in full force and effect on the date hereof; (iii) a true and complete copy of the bylaws of Borrower as in effect on the date of such certification; (iv) a true and complete copy of resolutions duly adopted by the Board of Directors of Borrower authorizing the borrowings contemplated hereunder, the execution, delivery and performance of this Agreement and the other Debt Refinancing Documents; (v) a true and complete copy of each of Borrower’s

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insurance policies, as in effect on the date of such certification; and (vi) true, complete and correct copies of certificates of insurance for each of Borrower’s insurance policies, except for its directors and officers insurance policy, each showing Collateral Agent as an additional insured.

(c) Certificates of Good Standing.  Lenders shall have received certificates as of a recent date of the good standing of Borrower under the laws of its respective jurisdictions of incorporation and such other jurisdictions as are requested by Lenders.

(d) Opinions of Counsel.  Lenders shall have received favorable opinions of counsel to Borrower addressed to Lenders with respect to Borrower covering such matters as requested by Lenders, including, without limitation, the Loan Documents, the Security Interest, due authorization and other corporate matters, local laws and choice of laws issues and which are reasonably satisfactory in form and substance to Lenders.

7.12 Collateral.

(a) Filings and Recordings.  All filings and recordings that are necessary to perfect the Security Interest in the Collateral described in the Security Documents shall have been filed or recorded in all appropriate locations (or delivered to Lenders for filing), and Lenders shall have received evidence satisfactory to Lenders that such Security Interest constitutes a valid and perfected first priority or second priority Lien, as the case may be, therein subject to Permitted Encumbrances.

(b) Lien Searches.  Borrower shall have delivered to Lenders the results of Lien searches of all filings made against each of the Borrower and its Subsidiaries under the Uniform Commercial Code (and local tax and judgment filing offices) as in effect in any jurisdiction in which any of its respective assets are located, indicating, among other things, that the assets of Borrower and its Subsidiaries and the stock of Borrower and its Subsidiaries are free and clear of any Lien, except for Permitted Encumbrances.

(c) Stock Certificates.  All certificates evidencing capital stock of any pledged entity, accompanied by duly executed instruments of transfer or assignment in blank, shall have been delivered to Collateral Agent.

7.13 Insurance.  Other than as set forth on Schedule 2.2(b), Lenders shall have received certificates of insurance and certified copies of insurance policies in the form required under Section 2.2(b), and the Security Documents and otherwise in form and substance reasonably satisfactory to Lenders.

7.14 Consents.  Other than any consent that may be required to be obtained  from Basso Multi-Strategy Holding Fund Ltd., Borrower shall have delivered to Lenders all necessary approvals, authorizations and consents, if any, of all Persons, Governmental Authorities, and courts having jurisdiction with respect to the execution and delivery of this Agreement and the other Loan Documents, the granting of the Security Interest and all such approvals shall be in form and substance satisfactory to Lenders.

7.15 No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority or arbitrator challenging or seeking to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Debt Refinancing Documents or the

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consummation of the transactions contemplated hereby or thereby, or which, as determined by Lenders in their reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents. No order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or arbitrator preventing the transactions contemplated by this Agreement or any other Debt Refinancing Document shall be in effect.  The making of the Loans and the consummation of the transactions contemplated by this Agreement and the other Debt Refinancing Documents shall not be prohibited by any Applicable Law or other legal requirement and shall not subject any Lender to any penalty or, in its reasonable judgment, any other liability or onerous condition under any Applicable Law.

7.16 Fees, Expenses, Taxes, Etc. Borrower shall have paid to Lenders the fees set forth or referenced in Section 1.4 and any other accrued and unpaid fees or commissions due hereunder (including legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

7.17 Proceedings and Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Lenders.  Lenders shall have received copies of all other instruments and other evidence as Lenders may reasonably request, in form and substance reasonably satisfactory to Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

7.18 Other Deliveries.  Such other agreements, instruments, approvals, opinions, certificates and other documents as the Lenders may reasonably request in connection with the transactions contemplated by the Debt Refinancing Documents, all in form an substance satisfactory to the Lenders, in their sole discretion.

7.19 Post-Closing Deliveries.  Borrower shall deliver to Lenders, and Lenders shall have received, as soon as reasonably practicable after the Closing Date, but in no event later than July 4, 2008, the following:

(a) depositary account control agreements with respect to any accounts of Borrower or its subsidiaries open at the Closing Date, including the Borrower’s accounts at (i) Wells Fargo Bank, checking account ***** and money market account *****, and (ii) Silicon Valley Bank, checking account *****:

           (b) favorable opinions of counsel to Borrower addressed to Lenders with respect to Borrower covering such matters as requested by Lenders, including, without limitation, as to the Common Stock underlying the Warrants and Series A Preferred Stock and perfection of the security interest in the foregoing accounts, which are reasonably satisfactory in form and substance to Lenders;

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(c) such evidence satisfactory to the Lenders, in their sole discretion, that Borrower shall have obtained stockholder approval of, and shall have taken all requisite actions (including filing an amendment to its Certificate of Incorporation with the Delaware Secretary of State) to increase the Borrower’s authorized Common Stock in accordance with Section 2.6, and to reserve a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants and conversion of the Series A Preferred Stock; and

(d) such other agreements, instruments, approvals, opinions, certificates and other documents as the Lenders may reasonably request, all in form and substance satisfactory to the Lenders, in their sole discretion.

SECTION 8. INTERCREDITOR PROVISIONS

8.1 Appointment, Powers and Immunities of Agents.

(a) Each Lender hereby appoints and authorizes SG Phoenix LLC to act as its collateral agent (“Collateral Agent”) hereunder and under the other Loan Documents, in each case with such powers as are expressly delegated to Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Loan Document, or be a trustee or a fiduciary for Borrower or any Lender or Secured Party.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, Collateral Agent shall not be required to take any action that is contrary to this Agreement or any other Loan Document or any Applicable Law, or that exposes Collateral Agent to any liability.  Each of Collateral Agent, the Lenders and their respective Affiliates shall not be responsible to Borrower or to any other Secured Party for (i) any recitals, statements, representations or warranties made by Borrower or its Affiliates contained in this Agreement, the other Loan Documents or in any certificate or other document referred to or provided for in, or received by Collateral Agent or any Secured Party under this Agreement or any other Loan Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the other Loan Documents, any Notes or any other document referred to or provided for herein or therein, or (iii) any failure by Borrower or its Affiliates to perform their respective obligations hereunder or thereunder.  Collateral Agent may employ agents and attorneys-in-fact, and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

(b) None of Collateral Agent or its respective directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, (a) Collateral Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) Collateral Agent makes no warranty or representation to Borrower or any Lender or Secured Party for any statements, warranties or representations made in or in connection with any Debt Refinancing Document; (c) Collateral Agent shall have no duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Debt Refinancing Document on the part of any party thereto, to inspect the property

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(including the books and records) of Borrower or any other Person or to ascertain or determine whether a Material Adverse Effect exists or is continuing; and (d) Collateral Agent shall not be responsible to Borrower or any Lender or Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Debt Refinancing Document or any other instrument or document furnished pursuant hereto.  Except as otherwise provided under this Agreement and the other Loan Documents, Collateral Agent shall take such action with respect to the Loan Documents as shall be directed by the Majority Lenders.

8.2 Reliance.  Collateral Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile, electronic mail or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it.  As to any other matters not expressly provided for by this Agreement or the other Loan Documents, Collateral Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Lenders (except that Collateral Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement, any other Loan Document or any Applicable Law).  Collateral Agent shall in all cases (including when any action by Collateral Agent alone is authorized hereunder or under any other Loan Document, if Collateral Agent elects in its sole discretion to obtain instructions from the Majority Lenders) be fully protected in acting, or in refraining from acting, hereunder or under any other Loan Document in accordance with the instructions of the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Secured Parties.

8.3 Non-Reliance.  Each Lender represents that it has, independently and without reliance on Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrower and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement.  Neither Collateral Agent nor any Lender shall be required to keep informed as to the performance or observance by the Borrower or its Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of, the Borrower or its Affiliates.

8.4 Defaults; Material Adverse Effect.  Neither Collateral Agent nor any Lender shall be deemed to have knowledge or notice of the occurrence of any Default, Event of Default or Material Adverse Effect, unless such Person has received a notice from a Lender or Borrower, referring to this Agreement, describing such Default, Event of Default or Material Adverse Effect and indicating that such notice is a notice of the occurrence of such Default, Event of Default or Material Adverse Effect (as the case may be). Collateral Agent shall take

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such action with respect to such Default, Event of Default or Material Adverse Effect as is provided in the Pledge and Security Agreement, or if not provided for therein, as Collateral Agent shall be reasonably directed by the Majority Lenders; provided, however, that unless and until Collateral Agent shall have received such directions, Collateral Agent may (but shall not be obligated to) take such action, or refrain from king such action, with respect to such Default, Event of Default or Material Adverse Effect as it shall deem advisable in the best interest of the Lenders.

8.5 Successor Agent.  Collateral Agent may resign at any time by giving fifteen days’ written notice thereof to the Secured Parties and Borrower.  Collateral Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder and under the other Loan Documents or for gross negligence or willful misconduct in connection with the performance of its respective duties hereunder or under the other Loan Documents and then only upon the affirmative vote of the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, upon notice to Borrower, to appoint a successor Collateral Agent under this Agreement.  If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment, within 30 days after such resignation or removal (as the case may be), the retiring or removed Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent hereunder upon notice to the Secured Parties and the Borrower.  Such successor Collateral Agent shall be a Lender or an Affiliate of a Lender, if any Lender or Affiliate shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $10,000,000.  Upon the acceptance of any appointment as Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations as Collateral Agent under the Loan Documents.  After any Collateral Agent’s resignation or removal hereunder, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under the Loan Documents.

8.6 Authorization.  Collateral Agent is hereby authorized by the Lenders and Secured Parties to execute, deliver and perform each of the Loan Documents to which Collateral Agent is or is intended to be a party, and each Lender and Secured Party agrees to be bound by all of the agreements of Collateral Agent contained in the Loan Documents.  Collateral Agent is further authorized by the Lenders and Secured Parties to (a) release Liens on property that Borrower is permitted to sell, transfer or otherwise release pursuant to the terms of this Agreement or the other Loan Documents, (b) perform all of its obligations under this Section 8 and (c) enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Loan Document to which it is a party.

8.7 Other Roles.  With respect to any Loans made by it or any of its Affiliates and any Note issued to it or any of its Affiliates, Collateral Agent (or any such Affiliates of Collateral Agent) in its individual capacity shall have the same rights and powers under the Loan Documents and any other Debt Refinancing Documents as any other Lender or Secured Party and may exercise the same as though it were not Collateral Agent or an Affiliate of Collateral Agent.  Collateral Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to

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account therefor to the Lenders or Secured Parties.  For the avoidance of doubt, SG Phoenix LLC or any of its Affiliates (or any permitted successor or assign) may act as Collateral Agent notwithstanding any potential or actual conflict of interest presented by the foregoing and Borrower and each of the Lenders and Secured Parties hereby waives any claim against Collateral Agent and any of its Affiliates based upon any conflict of interest that such Person may have with regard to acting as a Lender or Collateral Agent hereunder and acting in such other roles.

8.8 Amendments and Waivers.

(a) Majority Lenders’ Consent.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Majority Lenders and any additional consents required by this Section 8.8.

(b) Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Borrower therefrom, shall amend, modify, terminate or waive any provision of this Section 8 as the same applies to Collateral Agent, or any other provision hereof as the same applies to the rights or obligations of Collateral Agent, in each case without the consent of Collateral Agent.

(c) Execution of Amendments, etc.  Any amendment, modification, waiver or consent under the Debt Refinancing Documents requiring consent or approval of Lenders shall be binding on all Lenders upon execution by the Majority Lenders on the date thereof and, if applicable, Borrower.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8.8 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

SECTION 9. MISCELLANEOUS

9.1 Indemnities

.  Borrower agrees to indemnify, pay, and hold Lenders and Collateral Agent and their respective Affiliates and the officers, directors, employees, agents, and attorneys (individually, “Indemnitee”, and collectively, “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of Lenders or Collateral Agent being a party to this Agreement with Borrower, or otherwise in connection with this Agreement and Borrower, any of the other Loan Documents or any of the transactions contemplated hereby or thereby with respect to Borrower; provided, that Borrower shall not have an obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence or willful misconduct of that Indemnitee or as a result of an Indemnitee’s failure to perform its obligations hereunder, in each such case as determined by a final non appealable judgment of a court of competent jurisdiction.  This Section 9.1 and all indemnification provisions contained within any other Loan Document shall survive the termination of this Agreement.

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9.2 Notices.  Any required notice or other communication shall be in writing addressed to the respective party as set forth below and may be personally delivered, facsimiled, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by facsimile, on the date of transmission if transmitted on a Business Day before 2:00 p.m. (New York, New York time) and otherwise on the Business Day next succeeding the date of transmission; (c) if delivered by overnight courier, two (2) Business Days after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and proper address.  The addresses for such notices and communications shall be as follows:

If to the Borrower:	Communication Intelligence Corporation
275 Shorewood Drive, Suite #500
Redwood Shores, California 94065
Attn:  Frank Dane
Facsimile:  (650) 802-7777

With a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP
23rd Floor
1300 S.W. Fifth Ave.
Portland, Oregon 97201
Attn: Michael C. Phillips
Facsimile: (503) 778-5299

If to Phoenix:	Phoenix Venture Fund LLC
110 East 59th Street, Suite 1901
New York, New York 10022
Attn: Andrea Goren
Facsimile: (212) 202-7565

With a copy (which shall not constitute notice) to:

Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attn: Herman Sassower, Esq.
Facsimile: (212) 603-2001

If to Engmann:	Michael W. Engmann
38 San Fernando Way
San Francisco, California 94127
Facsimile: (415) 781-4641

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If to Goodman:	Ronald Goodman
31 Tierra Verde Court
Walnut Creek, California 94598
Facsimile: (925) 933-7548

If to Collateral Agent:	SG Phoenix LLC
110 East 59th Street, Suite 1901
New York, New York 10022
Attn: Andrea Goren
Facsimile: (212) 202-7565

With a copy (which shall not constitute notice) to:

Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attn: Herman Sassower, Esq.
Facsimile: (212) 603-2001

9.3 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Lenders or Collateral Agent to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.4 Marshaling; Payments Set Aside.  Lenders shall not be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower or any other Person makes payment(s) or Lenders enforce their Liens or exercises their right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether by demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be reinstated and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

9.5 Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents or any such invalid, unenforceable or illegal provision in any jurisdiction in which it is not invalid, unenforceable or illegal.

9.6 Headings.  Sections and Section headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.7 Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE

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INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT REQUIRE OR PERMIT APPLICATION OF THE LAWS OF ANY OTHER STATE OR JURISDICTION.

9.8 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Borrower may not assign its rights or Obligations hereunder without the written consent of the Majority Lenders.

9.9 Participations.

              (a) Participations.  Each Lender may sell to one or more commercial banks, commercial finance lenders, other financial institutions or any other Person, participations in the Loans and other extensions of credit made and to be made by it to the Borrower hereunder.  Borrower acknowledges that in selling such participations, such Lender may grant to its participants certain rights to consent to waivers, amendments and other actions with respect to this Credit Agreement, provided that the consent of any participant shall be limited solely to matters as to which Lenders may be requested to consent under Section 3 and Section 4 hereof.  Except for such consent rights, if any, granted by such Lender to any of its participants, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and the Borrower and the other Lenders may continue to deal solely with such Lender with respect to all matters relating to this Agreement and the transactions contemplated hereby.  In addition, all amounts payable under this Agreement to such Lender shall continue to be paid directly to, or at the direction of, such Lender.

(b) Cooperation of Borrower.  If necessary, Borrower agrees to (i) execute any documents (including Additional Notes) reasonably required to effectuate and acknowledge each participation effected pursuant to Section 9.9(a); (ii) make Borrower’s management available to meet with prospective participants; and (iii) assist Lenders in the preparation of information relating to the financial affairs of the Borrower as any prospective participant reasonably may request. Subject to Section 9.12, Borrower authorizes each Lender to disclose to any prospective participant any and all information in its possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with its credit evaluation of Borrower prior to entering into this Agreement.

9.10 No Fiduciary Relationship.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower or its Subsidiaries by Lenders.

9.11 Construction.  Lenders and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be constructed as if jointly drafted by Lenders and Borrower.

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9.12 Confidentiality.  Each Lender agrees to hold in confidence any confidential information that it may receive from Borrower and its Subsidiaries pursuant to this Agreement that is identified as being confidential or proprietary, except for disclosure: (a) on a confidential need-to-know basis to its Affiliates and legal counsel, independent public accountants and other professional advisors; (b) to regulatory officials having jurisdiction over it; (c) as required or requested by Applicable Law or legal process; (d) in connection with any legal proceeding between or among any Lender and Borrower and/or their respective Subsidiaries or Affiliates (provided that, in the event such Lender is so required to disclose such confidential information pursuant to clause (c) of this Section 9.12, such Lender shall promptly notify Borrower (unless legally prohibited from so doing), so that Borrower or its Subsidiaries, as applicable, may seek, at their sole cost and expense, a protective order or other appropriate remedy); and (e) subject to Section 9.9, to another Person in connection with a disposition or proposed disposition to that Person of all or part of that Lenders’ interests hereunder; provided that such agrees to comply with the terms of this Section 9.12.  For purposes of the foregoing, “confidential information” shall mean all information respecting Borrower or its Subsidiaries, other than (i) information previously filed by Borrower or its Subsidiaries with any Governmental Authority and available to the public or otherwise made available to third parties on a non-confidential basis, (ii) information previously published in any public medium from a source other than, directly or indirectly, a Lender in violation of this Section 9.12 and (iii) information obtained by a Lender from a source independent of Borrower or its Subsidiaries.

9.13 Consent to Jurisdiction and Service of Process.

(a) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, HAVING SUBJECT MATTER JURISDICTION OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS.  BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, PERSONAL JURISDICTION OF ANY SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDERS TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(b) BORROWER HEREBY AGREES THAT SERVICE OF THE SUMMONS AND COMPLAINT AND ALL OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, A COPY OF SUCH PROCESS TO BORROWER AT THE ADDRESS TO WHICH NOTICES TO BORROWER ARE THEN TO BE SENT PURSUANT TO SECTION 9.2 AND THAT PERSONAL SERVICE OF PROCESS SHALL NOT BE REQUIRED.  NOTHING HEREIN SHALL BE CONSTRUED TO PROHIBIT SERVICE OF PROCESS BY ANY OTHER METHOD PERMITTED BY LAW.

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9.14 Waiver of Jury Trial.  LENDERS AND BORROWER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND ANY RELATIONSHIP THAT IS BEING ESTABLISHED AMONG ANY OF THEM.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  LENDER AND BORROWER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  LENDERS AND BORROWER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.  LENDERS AND BORROWER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF LENDERS.

9.15 Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.4, 9.1, 9.13, 9.14 and 9.15 (together with any other Sections stated herein to so survive) shall survive the payment of the Loans and the termination of this Agreement.

9.16 Entire Agreement.  This Agreement, the Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

9.17 Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and

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delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

SECTION 10. DEFINITIONS

10.1 Certain Defined Terms

.  The terms defined below are used in this Agreement as so defined.  Terms defined in the preamble, recitals and elsewhere in this Agreement are used in this Agreement as so defined.

(a) “1933 Act” has the meaning set forth in Section 5.18.

(b) “1934 Act” has the meaning set forth in Section 2.3.

(c) “1940 Act” has the meaning set forth in Section 3.16.

(d) “Additional Note” has the meaning set forth in Section 1.2(b).

(e) “Additional Warrants” has the meaning set forth in Section 1.2(b).

(f) “Accounting Changes” has the meaning set forth in Section 4.2.

(g) “Affiliate” means (i) with respect to Borrower or any of its Subsidiaries, any Person: (A) directly or indirectly controlling, controlled by, or under common control with such Person or (B) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower or any of its Subsidiaries; and (ii) with respect to Lenders, any Person which controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

(h) “Agreement” means this Credit Agreement (including all Schedules and Exhibits hereto), as amended, modified and supplemented from time to time as permitted herein.

(i) “Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

(j) “Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, by Borrower or any of its Subsidiaries, of any of the following: (i) any of the capital stock of Borrower or any of its Subsidiaries; or (ii) any or all of the operating assets of Borrower or any of its Subsidiaries, other than bona fide sales of product or

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inventory to customers in the ordinary course of business, dispositions of obsolete equipment not used or useful in the business of Borrower or any of its Subsidiaries and de minimis asset sales, or (iii) sales of Cash Equivalents for fair value.

(k) “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

(l) “Borrower” has the meaning set forth in the Preamble.

(m) “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in such state are closed or which the Federal Reserve Banks are closed.

(n) “Capital Lease” means any lease of real or personal property which is required to be capitalized under GAAP.

(o) “Cash Equivalents” means: (i) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A 1 from Standard & Poor’s Rating Service or at least P 1 from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; and (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower’s deposits at such institution.

(p) “Change of Control” has the meaning set forth in Section 6.1(s).

(q) “Closing Date” means June 5, 2008.

(r) “Collateral” has the meaning set forth in Section 2 of the Security Agreement, and includes the Pledged Stock as such term is defined in the recitals of the Pledge and Security Agreement.

(s) “Collateral Agent” has the meaning set forth in Section 8.1(a).

(t) “Common Stock” means the common stock of the Borrower, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified or for which it may be exchanged as a class.

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(u) “Compliance Certificate” has the meaning set forth in Section 4.1(b).

(v) “Contingent Obligation” means, as applied to any Person, any direct or indirect contingent liability of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings.  Contingent Obligations shall also include (A) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (B) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, other than pursuant to routine agreements entered into in the ordinary course of business, and (C) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefore, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

(w) “Control” or “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

(x) “Debt Refinancing” means, collectively, the following: (i) the conversion of the outstanding debt set forth on Schedule 1.3 of this Agreement into Loans under this Agreement and the tender of the promissory notes evidencing such debt to the Borrower for cancellation; (ii) the tender of certain Promissory Notes (as defined under the Purchase Agreement) to the Borrower for cancellation in full payment for shares of Series A Preferred Stock as set forth in the Purchase Agreement and (iii) each of the other transactions contemplated hereby and by the other Debt Refinancing Documents..

(y) “Debt Refinancing Documents” means the Loan Documents and the Share Lending Agreement, dated as of the date hereof, by and among Phoenix, Engmann and Goodman and all other instruments, documents and agreements executed by or on behalf of Borrower or any of its Subsidiaries, and delivered concurrently herewith or at any time hereafter to or for the benefit of any Lender in connection with the Loans and other transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time.

(z) “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

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(aa) “Engmann” has the meaning set forth in the preamble.

(bb) “Environmental Laws” means all applicable federal, state or local laws, statutes, rules, regulations or ordinances, codes, common law, consent agreements, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to public health, safety or the pollution or protection of the environment, including those relating to releases, discharges, emissions, spills, leaching, or disposals of hazardous substances (including petroleum, crude oil or any fraction or derivative thereof, or other hydrocarbons) to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including petroleum, crude oil or any fraction or derivative thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, without limitation, any such provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), and the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901, et seq.).

(cc) “Evaluation Date” has the meaning set forth in Section 5.21.

(dd) “Event of Default” has the meaning set forth in Section 6.1.

(ee) “GAAP” means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled “The Meaning of Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

(ff) “Goodman” has the meaning set forth in the preamble.

(gg) “Governmental Authority” means any nation, province, or state or any political subdivision of any of the foregoing, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising such functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(hh) “Indebtedness” means, as applied to any Person, without duplication: (i) all indebtedness for borrowed money including but not limited to, the Obligations; (ii) that portion of obligations with respect to Capital Leases or other capitalized agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services except trade payables arising in the ordinary course of business not more than ninety (90) days past due; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but only to the extent of

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the fair value of such property or asset; (vi) fixed rate hedging obligations that are due (after giving effect to any period of grace or notice requirement applicable thereto) and remain unpaid; (vii) obligations with respect to principal under Contingent Obligations for the repayment of money or the deferred purchase price of property, whether or not then due and payable (calculated as the amount of such principal); and (viii) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or Investment, or to redeem, repurchase or otherwise make payments in respect to capital stock or other securities of such Person.

(ii) “Indemnitee” or “Indemnitees” has the meaning set forth in Section 9.1.

(jj) “Initial Warrant” or “Initial Warrants” has the meaning set forth in Section 1.9.

(kk) “Intellectual Property Rights” has the meaning set forth in Section 5.8.

(ll) “Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, any other Person; and (ii) any direct or indirect loan, advance, transfer, guarantee, assumption of liability or other obligation or liability, or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

(mm) “Investors” means the purchasers of the Series A Preferred Stock under the Purchase Agreement.

(nn) “IRC” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

(oo) “Lender” or “Lenders” has the meaning set forth in the Preamble.

(pp) “Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

(qq) “Loan” or “Loans” has the meaning set forth in Section 1.1(a).

(rr) “Loan Documents” means this Agreement, the Notes, the Security Documents, the Warrants, the Purchase Agreement, the Registration Rights Agreement and all other instruments, documents and agreements executed by or on behalf of Borrower or

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any of its Subsidiaries, and delivered concurrently herewith or at any time hereafter to or for the benefit of any Lender in connection with the Loans and other transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time.

(ss) “Majority Lenders” means, at any time, any Lender or Lenders holding pro rata Obligations which in the aggregate exceed 50%.

(tt) “Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties or assets, or condition (financial or otherwise) or prospects or upon Borrower or any of its Subsidiaries taken as a whole, or (ii) the impairment of the ability of Borrower, or any of its Subsidiaries to perform its material Obligations under any Loan Document to which it is a party or of Lenders to enforce any Loan Document or collect any of the Obligations.  In determining whether any individual event could reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to have a Material Adverse Effect.

(uu) “Material Contracts” means (i) the Material Contracts listed on Schedule 5.15, (ii) any contract or any other agreement, written or oral, of Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) per annum and (iii) any other contract or agreement, written or oral, of Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

(vv) “Maturity Date” means the earlier of (i) the date payment is due under the Notes as a result of acceleration or otherwise; and (ii) June 5, 2010.

(ww) “Net Proceeds” means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition, or debt or equity issuance including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition, net of (i) the reasonable costs incurred or accrued in connection with such sale, lease, transfer, issuance or other disposition (including taxes attributable to such sale, lease, transfer or issuance, including, if the disposing Person is a limited liability company, S corporation or a partnership, taxes attributable to its members, shareholders or partners with respect to such disposition) and (ii) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

(xx) “Note” or “Notes” means any promissory note contemplated by Section 1.1(a), substantially in the form attached hereto as Exhibit 1.1(a), or any combination thereof, and any replacements, restatements, renewals or extensions of any such notes, in whole or in part.

(yy) “Obligation” or “Obligations” means all obligations, liabilities and Indebtedness of every nature of Borrower from time to time owed to Lenders under the Loan Documents, including the unpaid principal amount of all debts, claims and indebtedness,

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accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable, or any combination thereof, whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower.

(zz) “Permitted Encumbrances” means the following:

(i) Liens for taxes, assessments or other governmental charges not yet due and payable or Liens for taxes, assessment or other governmental charges due and payable if the same are being diligently contested in good faith and by appropriate proceedings and then only if and to the extent that adequate reserves therefore are maintained on the books of Borrower and its Subsidiaries, as applicable, in accordance with GAAP;

(ii) Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by Applicable Law, which are incurred in the ordinary course of business for sums not more than ninety (90) days delinquent or which are being diligently contested in good faith; provided that a reserve or other appropriate provision shall have been made therefore and the aggregate amount of liabilities secured by such Liens is less than $100,000;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder), or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) deposits, in an aggregate amount not to exceed $50,000, made in the ordinary course of business to secure liability to insurance carriers;

(v) any attachment or judgment Lien which, individually or when aggregated, does not constitute an Event of Default under Section 6.1(i) (whether individually or when aggregated with other such Liens);

(vi) Liens in favor of Lenders;

(vii) Liens securing purchase money security agreements and Capital Leases permitted under Section 3.1(d); provided that such Liens do not encumber any property other than the items purchased with the proceeds of such Indebtedness or leased pursuant to such Indebtedness and such Liens do not secure any amounts other than amounts necessary to purchase or lease such items; and

(viii) Liens permitted pursuant to this Agreement which secure refinanced or replaced Indebtedness which had been secured by a Lien.

(aaa) “Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political

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subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

(bbb) “Phoenix” has the meaning set forth in the Preamble.

(ccc) “Pledge and Security Agreement” means the pledge and security agreement, dated as of even date herewith, substantially in the form of Exhibit 10.1(ccc) annexed hereto, executed by Borrower in favor of Lenders.

(ddd) “Purchase Agreement” means the securities purchase agreement, dated as of the date hereof, by and among Borrower and the purchasers of the Series A Preferred Stock listed therein.

(eee) “Real Property” has the meaning set forth in Section 5.6.

(fff) “Registration Rights Agreement” means the registration rights agreement, dated as of the date hereof, by and among Borrower and investors signatory thereto.

(ggg) “Restricted Junior Payment” means, except as contemplated in the Purchase Agreement: (i) any dividend or other distribution, direct or indirect, on account of any equity interest in Borrower or any of its Subsidiaries, including any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (ii) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, prior to its stated maturity, of any equity interest in Borrower or any of its Subsidiaries, including any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding (except repurchases of shares of common stock held by an employee upon termination of employment); (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness prior to its stated maturity or payment date, or in contravention of any subordination provisions for the benefit of Lenders; and (iv) any payment made prior to its stated maturity, to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any equity interest in Borrower or any of its Subsidiaries, including any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding.

(hhh) “SEC” means the U.S. Securities and Exchange Commission.

(iii) “Secured Party” or “Secured Parties” means Collateral Agent, or any Lender, or any of their respective Affiliates, and each of their respective successors, transferees and assigns.

(jjj) “Security Documents” means, collectively, all instruments, documents and agreements executed by or on behalf of Borrower to provide collateral security with respect to the Obligations, including, without limitation, the Pledge and Security

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Agreement, depositary account control agreements and all instruments, documents and agreements executed pursuant to the terms of the foregoing, in such case, as amended, modified and supplemented from time to time.

(kkk) “Security Interest” means all Liens in favor of Lenders, created hereunder or under any of the Security Documents to secure the Obligations.

(lll) “Series A Preferred Stock” means shares designated Series A Cumulative Convertible Preferred Stock issued by the Borrower, par value $0.01 per share.

(mmm) “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

(nnn) “Warrants” means the Initial Warrants and the Additional Warrants.

10.2 Other Definitional Provisions

.  References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

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WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

LENDERS:

PHOENIX VENTURE FUND LLC,
as Lender

      By: SG Phoenix Ventures LLC,
             its Managing Member

             By: /s/ Andrea Goren

            Name: Andrea Goren

            Title:  Member

                                                                                                                   /s/ Michael Engmann
                                                                                                                 MICHAEL ENGMANN, as Lender

                                     /s/ Ronald Goodman
RONALD GOODMAN, as Lender

BORROWER:

COMMUNICATION INTELLIGENCE
 CORPORATION, as Borrower

By: /S/ Guido D. Digregorio
Name: Guido D. DiGregorio
Title: Chief Executive Officer and
                President

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COLLATERAL AGENT:

SG PHOENIX LLC,
as Collateral Agent

By:   /s/Andrea Goren

Name:  Andrea Goren

Title:  Member